Exhibit 99.2

217 N. 4th Avenue P. O. Box 9 Sturgeon Bay, WI 54235-0009 920-743-5551

May 2007

Memo:

To Baylake Corp. Shareholders

From:

T. L. Herlache,

Chairman of the Board/Chief Executive Officer

Re:

Progress Report

I am taking this opportunity to report to you, our shareholders, and to update you on what has been happening at Baylake Bank.  There has been a great deal of change at Baylake Bank.  I have been pleased with the enthusiasm, energy, and leadership of our new president, Rob Cera, during this time of transition.  As you may be aware, there has been organizational stress, and some public relations stress during this time of change, but we are emerging as a provider that is well situated to compete in the new world of financial services.

As you know, in the recent past we commissioned Virchow Krause to review our underwriting and loan review processes, and the few recommendations they made were implemented.   Also, our loan processing was centralized for efficiency and compliance checkpoints were established to be sure we follow our policies, procedures, and regulatory requirements.  In the reorganization, which followed the hiring of our new President/Chief Operating Officer, Rob Cera, the Chief Credit Officer (CCO) position was established.  The new CCO, Dave Miller, who is located in Sturgeon Bay, has scrubbed the commercial loan portfolio, and a new broom sweeps clean.

The financial services industry as a whole is under earnings pressure.  The financial services markets are currently over saturated with providers, resulting in increased price competition, and the current flat to inverted yield curve has exacerbated the pressure on net interest margins.  Community banks, such as Baylake Bank, are heavily reliant on net interest margins.  This margin pressure is also happening at a time of increased regulatory cost for such things as Sarbanes Oxley, the Patriot Act, Bank Secrecy Act, etc., etc.

In this environment, we have responded by trying to find ways to become more operationally effective and cut costs where feasible.  We have initiated programs to increase core deposits and to become less reliant on wholesale funding.  We should not experience the high recruiting costs and severance package costs of 2006 in 2007.  Management team SERP plans have been temporarily suspended, and there has been a reduction in the size of the management team and other staffing – both resulting in substantial annual savings.   While not eliminated, charitable contributions have been reduced.  As we proceed through the later stages of cleaning up our loan portfolio, legal costs, collection costs, costs of holding foreclosed properties, loan losses, and loan loss reserve allocations should be showing significant improvement.

Baylake Bank has initiated a legal action against the Village of Hobart for unlawful interference in contractual relations with certain borrowers and recovery of financing related thereto.  It is based on bad faith of contract and denial of civil rights under federal statute.  The claim is for $12,500,000 money damages, as well a demand that the Village ceases and desist its unlawful activities.

To address the longer-term industry issues, we are implementing several changes to our business model.  We continue to put more emphasis on non-interest revenues.  The wealth services division has been reorganized to become more efficient, create less counterproductive internal competition for customers, and to create competitive advantage in the market place.  We have also become more aggressive in marketing our cash management services. Both wealth management and cash management have shown good revenue improvement.  We will also continue to look for other non-interest revenue enhancement opportunities and for other sources of non-interest revenue.

We have implemented changes in our accounting department to improve the quality of our management information, reduce risks of manual processes, and to enhance timeliness of information and regulatory reporting.  We have established an enterprise- wide risk management policy and procedures.  And finally, we have changed orientation from a functionally driven organization to a market driven organization.  An important part of our future success is dependent on the leadership of our three Market Presidents.

We will try to keep you informed about our progress.  Thank you for your interest in and support of Baylake Bank.  If you have any questions, please feel free to contact Rob Cera or me at 920/743-5551 or 800/267-3610.  My extension is 1011 and Rob’s is 1018.  If we are not available at the time of your call we will get back to you within 24 hours.

T.L. Herlache

Baylake Corp.

CEO & Chairman of the Board